Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports Fourth Quarter and Annual 2012 Results

Annual Contract Value grows 2% to $18.8 million; Fourth quarter revenue declines 1% over same period last year

SEATTLE, WA — February 26, 2013 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the fourth quarter and year ended December 31, 2012.

2012 Annual Results

•	Annual Contract Value up 2% to $18.8 million vs. $18.5 million in 2011

•	Revenue down 5% to $22 million vs. $23.2 million in 2011

•	Gross margin at 84% in both 2012 and 2011

•	Adjusted EBITDA decreased to $3.0 million vs. $3.8 million in 2011

•	Net income of $1.5 million in 2012 vs. $1.6 million in 2011

Q4 2012 Results

•	Annual Contract Value up 1% to $18.8 million vs. Q3 2012

•	Blended Annual Contract Value per New Client up 36% to $10,277 vs. $7,560 in Q4 2011

•	Revenue down 1% to $5.5 million vs. Q4 2011

•	Gross margin at 84% in Q4 2012 and 83% in Q4 2011

•	Adjusted EBITDA decreased to $590,000 vs. $754,000 in Q4 2011

•	Net income of $1.3 million vs. $677,000 in Q4 2011

Q4 2012 Operational Performance Summary

	Q4 12	Q3 12	Change %	Q4 11	Change %
Annual Contract Value (ACV) (in millions)	$18.8	$18.6	1%	$18.5	2%
Content Licenses (in millions)	2.0	1.9	5%	2.1	-5%

Total Contract Value (in millions)	$20.8	$20.5	1%	$20.6	1%
Total Clients	3,950	4,050	-2%	4,500	-12%
Annual Contract Value per Client (ACVC)	$4,775	$4,610	4%	$4,114	16%

Fourth Quarter and FY2012 Results

Revenue for the year ended December 31, 2012 declined 5% to $22.0 million from $23.2 million in 2011. Fourth quarter 2012 revenue was $5.5 million, down by less than 1% compared to the same period last year.

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In the third quarter of 2012, revenue declined by 4% compared to the same period in 2011. Revenues are a lagging indicator of current operations because we mainly recognize revenue over 12 month subscriptions. Due to this policy, the impact of operational improvements is not immediately reflected in our financial results. If the Small/Medium business sales channel (SMB) continues to improve as expected, we anticipate year over year revenue growth to be positive in early 2013.

ACV increased by 2% to $18.8 million from $18.5 million a year ago, the first positive year over year increase since we began our business transformation in 2011. In the fourth quarter, ACV grew 1% compared to the third quarter of 2012. Growth in ACV indicates that client retention rates are improving and new client acquisitions are beginning to accelerate. ACV represents the aggregate annual value of our subscription contracts and is a leading indicator of future revenue growth. For more information about ACV, see “About Annual Contract Value (ACV)” below.

Annual Contract Value per Client increased 16% to $4,775 per client in Q4 2012 compared to $4,114 in Q4 2011. Growth in ACVC is a validation of our target market of companies that have a strategic interest in the public sector and we strive to provide these companies with exceptional value to help them win more government business.

As of December 31, 2012, Onvia has 3,950 clients, down 12% from 4,500 clients at December 31, 2011. Our strategy is to continue to improve profitability by acquiring and managing fewer strategic clients at a higher ACVC. As a result of this strategy, total clients declined in 2012, a trend which will continue in 2013.

2012 operating expenses decreased 1% to $18.5 million compared to $18.7 million in 2011. Operating expenses in the fourth quarter were $4.8 million, up 5.6% from the same year-ago quarter. Expenses in Q4 2012 increased as a result of the investment in the SMB sales channel. We expanded the acquisition sales force by 40% which increased ongoing sales and marketing costs by approximately $750,000 annually. This investment negatively impacted quarterly and annual adjusted EBITDA and net income. We expect to incur a net loss in the first quarter of 2013 until the new salespeople begin to contribute to revenue growth.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the year ended December 31, 2012 was $3.0 million down 20% from $3.8 million in 2011. Fourth quarter Adjusted EBITDA decreased to $590,000 compared to Adjusted EBITDA of $754,000 in the same year-ago period, driven largely by the investment in the SMB sales team.

Adjusted EBTIDA was higher in 2011 compared to 2012. Revenues were higher in 2011 because we completed the revenue recognition cycle on a higher client base, many of which were not strategic and did not renew as planned. We also reduced our cost structure to support our new business model in 2011. These two factors resulted in higher adjusted EBITDA compared to 2012.

2012 net income was $1.5 million or $0.17 cents per diluted share, compared to net income of $1.6 million or $0.18 cents per diluted share in 2011. Fourth quarter net income was $1.3 million or $0.15 cents per diluted share, compared to net income of $677,000 or $0.08 cents per diluted share in the fourth quarter of 2011. Full year and Q4 2012 net income includes a tax benefit of $1.6 million.

Cash, cash equivalents and investments increased by $797,000 during 2012 despite declining revenues, compared to 2011. Our cash, cash equivalents and investments balances increased due to lower operating expenses and improving ACV. As of December 31, 2012 we held cash and investments of $12.3 million compared to $11.5 million at the end of last year.

Onvia had approximately $24.8 million in deferred tax assets as of December 31, 2012. The Company has recorded a valuation allowance for the majority of its net deferred tax assets because it has only recently begun to generate taxable net income. As of December 31, 2012, the Company recognized net deferred tax benefits in the amount of $1.6 million, compared to net deferred tax benefits of $616,000 recognized in 2011. Onvia evaluated the likelihood that these tax benefits may be realized, and believes that the current year release is sufficient for the foreseeable future. Onvia may reverse all or a portion of its valuation allowance in the future if it is determined that realization of these benefits is more likely than not.

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2012 In Review

“In 2012 we focused on four key priorities, three of which were successful,” stated Hank Riner, Onvia’s Chief Executive Officer. “Our first 2012 initiative was to continue to drive improvement in our SMB sales organization. All of our key metrics showed improvement in 2012. In the fourth quarter of 2012 our ACVC for SMB acquisition was $8,891, a 32% improvement over $6,739 in the same year ago period. Higher ACVC and an increase in transactions drove a sales increase of 50% for SMB Acquisition in 2012 with greater production efficiency per sales account executive, compared to 2011. These positive results influenced our decision to scale the SMB Acquisition team by 40% to 20 salespeople in the fourth quarter of 2012.”

Mr. Riner continued, “Our second 2012 initiative was to continue to execute our product roadmap to enhance our solutions, further differentiate us from the competition, and be considered as a valued business intelligence provider to our clients. During 2012 we launched Onvia 5 which improved customer experience and user navigation. In July, we introduced Term Contract Center by publishing over 150,000 active term contracts, more coverage than any other source in our industry. In December, we launched the first update to Spending Forecast Center by providing Project Previews, a data mining tool, which improves our clients’ ability to find content in our vast library of budgets and capital improvement plans.”

“Our third 2012 initiative was to improve our Marketing. We positioned our brand “as intelligence to win more government business” reflecting the future direction of our product roadmap. We ramped up our lead generation program and enhanced our web site store front to improve lead volumes and quality.”

“Our last initiative to build our Enterprise business was not as successful as planned,” said Riner. “Our enterprise client retention improved in 2012 when compared with 2011, but new client acquisitions did not grow as planned.”

2013 Initiatives

“In 2012 we fixed and stabilized the business, and in 2013 we will leverage the foundation we have built to accelerate growth,” stated Mr. Riner. “In 2013 we have identified four initiatives to achieve this goal. Our first initiative is to successfully expand the SMB acquisition sales process across a team which is 40% larger than last year. The success of this initiative will be measured by improving ACVC and the growth rate in acquisition sales year over year.”

“Our second initiative is to maximize growth with our SMB customer base. We believe that many of our clients do not receive the optimal Onvia solution for their public sector business objectives. The success of this initiative will be measured by increase in wallet we are able to capture in 2013 when compared with 2012.

“Our third initiative is to strengthen the value of our database and continue to add solutions to help our customers win more government business. In 2013 we will launch Onvia 6 with a workflow user interface, introduce vendor intelligence for competitor and partner analytics, improve the workflow of our lead generation service and expand the agency intelligence that we provide to our customers. The success of this initiative will be measured by our ability to deliver the roadmap on schedule and within budget.”

“Our fourth initiative is to develop and begin to execute a strategy for Enterprise sales that is scalable for 2014. We will define those enterprise accounts as prospects that are the “best fit” for Onvia’s value proposition and organize the sales force by vertical market. Our objective is to be in a position by the end of 2013 to grow Enterprise in 2014 with the right people, process and solutions. The success of this initiative will be measured by the development of this plan by the end of 2013.”

“We believe the successful execution of these initiatives will deliver improved financial results in 2013 compared to 2012, concluded Mr. Riner.”

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Conference Call

Onvia will hold a conference call later today (February 26, 2013) to discuss our fourth quarter and year end results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, February 26, 2013

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-866-952-1907

International: 1-785-424-1826

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until March 26, 2013:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11638

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net Income to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Income to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
GAAP net income	$1,344	$49	$677	$1,525	$1,553
Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(12)	(9)	(9)	(45)	(37)
Depreciation and amortization	743	729	625	2,841	2,557
Amortization of stock-based compensation	74	73	77	239	312
Benefit for income taxes	(1,559)	—	(616)	(1,559)	(616)

Adjusted EBITDA	$590	$842	$754	$3,001	$3,769

About Annual Contract Value (ACV)

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenues from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s future results of operations, the progress to be made by Onvia’s 2013 initiatives, and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

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The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s “targeted accounts” strategy may fail to increase contract value of new customers; Onvia’s investment in sales and marketing fail to improve sales penetration and client retention rates; client adoption of Onvia’s enterprise solutions may be slower than expected; identifying partners to distribute Onvia’s content may be slower than expected; Onvia’s new product releases may fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 12 years Onvia (NASDAQ: ONVI), has been successfully delivering the research, analytics and tools companies rely on to develop winning government business strategies. Onvia tracks, analyzes and reports historical, real-time and future spending of tens of thousands of state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For information about Onvia visit www.onvia.com.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2012 and December 31, 2011

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$4,706	$4,752	$18,795	$19,927
Content license	571	548	2,165	2,217
Management information reports	156	165	651	628
Other	58	79	341	391

Total revenue	5,491	5,544	21,952	23,163
Cost of revenue	889	917	3,497	3,602

Gross margin	4,602	4,627	18,455	19,561
Operating expenses:
Sales and marketing	2,974	2,743	11,065	10,634
Technology and development	950	885	4,130	3,914
General and administrative	905	947	3,339	4,113

Total operating expenses	4,829	4,575	18,534	18,661

(Loss) / Income from operations	(227)	52	(79)	900
Interest and other income, net	12	9	45	37

(Loss) / Income before income tax	(215)	61	(34)	937
Benefit for income taxes	1,559	616	1,559	616

Net income	$1,344	$677	$1,525	$1,553

Unrealized gain on available-for-sale securities	1	1	1	2

Comprehensive income	$1,345	$678	$1,526	$1,555

Basic net income per common share	$0.16	$0.08	$0.18	$0.18

Diluted net income per common share	$0.15	$0.08	$0.17	$0.18

Basic weighted average shares outstanding	8,527	8,493	8,519	8,468

Diluted weighted average shares outstanding	8,864	8,511	8,855	8,509

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,888	$3,378
Short-term investments, available-for-sale	8,435	8,149
Accounts receivable, net of allowance for doubtful accounts of $42 and $37	1,278	1,124
Prepaid expenses and other current assets	581	551

Total current assets	14,182	13,202
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,729	1,275
Internal use software, net of accumulated amortization	5,540	6,175
Deferred tax assets, net of current portion	2,175	588
Other long-term assets	92	92

Total long term assets	9,536	8,130

TOTAL ASSETS	$23,718	$21,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$855	$609
Accrued expenses	823	709
Unearned revenue, current portion	7,535	7,999
Other current liabilities	631	215

Total current liabilities	9,844	9,532
LONG TERM LIABILITIES:
Unearned revenue, net of current portion	728	489
Deferred rent, net of current portion	394	568
Other long-term liabilities	242	74

Total long term liabilities	1,364	1,131

TOTAL LIABILITIES	11,208	10,663
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,528,307 and 8,494,290 shares issued; and 8,528,281 and 8,494,264 shares outstanding	1	1
Treasury stock, at cost: 26 and 26 shares	—	—
Additional paid in capital	353,077	352,762
Accumulated other comprehensive gain	1	1
Accumulated deficit	(340,569)	(342,095)

Total stockholders’ equity	12,510	10,669

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,718	$21,332

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2012 and December 31, 2011

	Twelve Months Ended December 31,
	2012	2011
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,525	$1,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,841	2,557
Idle lease accrual	(69)	143
Stock-based compensation	239	312
Deferred taxes	(1,559)	(616)
Change in operating assets and liabilities:
Accounts receivable	(153)	627
Prepaid expenses and other assets	(102)	116
Accounts payable	72	(473)
Accrued expenses	63	(283)
Unearned revenue	(224)	(1,522)
Deferred rent	(147)	(117)

Net cash provided by operating activities	2,486	2,297
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(372)	(517)
Additions to internal use software	(1,342)	(1,426)
Purchases of investments	(15,185)	(13,443)
Sales of investments	2,273	1,350
Maturities of investments	12,626	7,308
Return of security deposits	45	135

Net cash used in investing activities	(1,955)	(6,593)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(96)	—
Proceeds from exercise of stock options	75	152

Net cash (used in) / provided by financing activities	(21)	152

Net increase / (decrease) in cash and cash equivalents	510	(4,144)
Cash and cash equivalents, beginning of period	3,378	7,522

Cash and cash equivalents, end of period	$3,888	$3,378

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